                                                                    Exhibit a(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated November
 13, 2001, and the related Letter of Transmittal and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                          CLASSIC VACATION GROUP, INC.
                                       AT

                               $0.15 NET PER SHARE
                                       BY
                           CVG ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                               CVG INVESTMENT LLC
                           WHICH IS MAJORITY-OWNED BY
                           THREE CITIES FUND III, L.P.

   CVG Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of CVG Investment LLC ("CVGI"), a Delaware limited liability company, which is in turn majority-owned by Three Cities Fund III, L.P. ("Three Cities"), a Delaware limited partnership, is offering to purchase for cash all the outstanding shares of common stock, par value $0.01 per share ("Shares"), of Classic Vacation Group, Inc. (the "Company"), a New York corporation, which are not already owned by the Purchaser, CVGI or its affiliates or members, at a price of $0.15 per Share, net to the seller in cash without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in an Offer to Purchase, dated November 13, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which terms and conditions constitute the "Offer").

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
            MONDAY, DECEMBER 31, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

   THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SHARES BEING TENDERED AND IS NOT CONDITIONED ON THE ABILITY OF THE PURCHASER TO OBTAIN FINANCING (BUT IS SUBJECT TO SOME OTHER CONDITIONS). THE PURCHASER HAS THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY CONDITIONS TO THE OFFER.

   The Offer is being made pursuant to a Note Purchase Agreement dated November 2, 2001 (the "Note Purchase Agreement"), between CVGI and the Company pursuant to which, if at least 50% of the Company's outstanding Shares that the Purchaser, CVGI or its affiliates or members do not own immediately before the tender offer expires are properly tendered and not withdrawn, the Purchaser must be merged with the Company in a transaction (the "Merger") in which all the remaining shareholders, other than the Purchaser, CVGI or its affiliates, will receive $0.15 per Share in cash, and CVGI will become the sole shareholder of the Company. Even if fewer than 50% of the outstanding Shares that the Purchaser, CVGI or its affiliates do not already own are tendered, CVGI may cause the Merger to take place.

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS MADE NO RECOMMENDATION ABOUT WHETHER THE COMPANY'S SHAREHOLDERS SHOULD OR SHOULD NOT TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

   The Offer will expire at 5:00 p.m. on December 31, 2001, unless it is extended. During any extension, all Shares that had previously been tendered and not withdrawn will remain tendered, subject to the right of a tendering shareholder to withdraw tendered Shares.

   For purposes of the Offer, the Purchaser will be deemed to accept for payment, and thereby purchase, all the Shares which are properly tendered and not withdrawn when and if the Purchaser gives oral or written notice to American Stock Transfer and Trust Company (the "Depositary") that the Purchaser is accepting those Shares for payment. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving the payment from the Purchaser and transmitting payment to tendering shareholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing Shares, or a timely Book-Entry Confirmation of transfer of Shares into an account maintained by the Depositary at The Depository Trust Company, pursuant to the procedures set forth in Section 9 of the Offer to Purchase, (b) a Letter of Transmittal (or a facsimile of one), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, it is possible payment will not be made to all tendering shareholders at the same time, depending upon when certificates or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING FOR SHARES.

Questions and requests for assistance may be directed to the Information Agent named below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of Shares in response to the Offer.

                     The Information Agent for the Offer is:


                              D.F. KING & CO., INC.
                           77 Water Street, 20th Floor
                            New York, New York 10005
             Banks and Brokerage Firms Call Collect: (212) 269-5550

                    ALL OTHERS CALL TOLL FREE: (800) 207-3155


November 13, 2001